UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 11, 2021

Poseida Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39376	47-2846548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9390 Towne Centre Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 779-3100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PSTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2021, Poseida Therapeutics, Inc. (the “Company”), and Takeda Pharmaceuticals USA, Inc. (“Takeda”) entered into a collaboration and license agreement (the “Collaboration Agreement”), pursuant to which the Company granted to Takeda a worldwide exclusive license under the Company’s piggyBac, Cas-CLOVER, biodegradable DNA and RNA nanoparticle delivery technology and other proprietary genetic engineering platforms to research, develop, manufacture and commercialize gene therapy products for certain indications, including Hemophilia A. The parties will collaborate to initially develop up to six in vivo gene therapy programs and Takeda also has an option to add two additional programs to the collaboration. The Company is obligated to lead research activities up to candidate selection, after which Takeda is obligated to assume responsibility for further development and commercialization of each program.

Under the Collaboration Agreement, Takeda is obligated to make an upfront payment to the Company of $45.0 million. Takeda is also obligated to provide funding for all collaboration program development costs; provided that the Company is obligated to perform certain platform development activities at its own cost. Under the Collaboration Agreement, the Company is eligible to receive upfront and preclinical milestone payments that could potentially exceed $125.0 million in the aggregate if preclinical milestones for all six programs are achieved. The Company is also eligible to receive future clinical development, regulatory and commercial milestone payments of $435.0 million in the aggregate per target, with a total potential deal value over the course of the collaboration of up to $2.7 billion, if milestones for all six programs are achieved and up to $3.6 billion if the milestones related to the two optional programs are also achieved. The Company is entitled to receive tiered royalty payments on net sales in the mid-single to low double digits, subject to certain standard reductions and offsets. Royalties will be payable, on a product-by-product and country-by-country basis, until the latest of the expiration of the licensed patents covering such product in such country, ten years from first commercial sale of such product in such country, or expiration of regulatory exclusivity for such product in such country.

Either party may terminate the Collaboration Agreement in the event of an uncured material breach of the other party, in the case of insolvency of the other party or in the event the other party makes certain challenges to the patents of such party. Takeda may terminate the Collaboration Agreement for convenience upon prior written notice or in the event of a safety concern immediately upon written notice.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding potential payments and activities under the Collaboration Agreement, the potential benefits of the Company’s technology platforms and product candidates and the Company’s plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the fact that the Collaboration Agreement may be terminated early, the fact that the Company will have limited control over the efforts and resources that Takeda devotes to advancing development programs under the Collaboration Agreement, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry, the fact that future preclinical and clinical results could be inconsistent with results observed to date and the other risks described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this report speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poseida Therapeutics, Inc.

Date: October 12, 2021	By:	/s/ Harry J. Leonhardt
	Name:	Harry J. Leonhardt
	Title:	General Counsel and Chief Compliance Officer